UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2024

Carisma Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36296	26-2025616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3675 Market Street, Suite 401 Philadelphia, PA		19104
(Address of Principal Executive Offices)		( Zip Code)

Registrant’s telephone number, including area code: (267) 491-6422

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	CARM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2024, each of Regina Hodits, Ph.D. and Björn Odlander, M.D., Ph.D. notified Carisma Therapeutics Inc. (the “Company”) of their respective decisions to resign from the Company’s board of directors, effective June 30, 2024. Each of Drs. Hodits and Odlander decided to resign from the Company’s board of directors as a result of other professional commitments and not due to a disagreement on any matter related to the Company’s operations, policies or practices.

On June 26, 2024, the board of directors elected Marella Thorell and David Scadden, M.D. as directors of the Company, effective June 30, 2024. Ms. Thorell and Dr. Scadden were appointed as Class III directors and will serve in accordance with the Company’s amended and restated by-laws until the Company’s 2026 annual meeting of stockholders and thereafter until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Ms. Thorell will serve as chair of the audit committee and Dr. Scadden will serve as chair of the science committee.

In accordance with the Company’s non-employee director compensation policy, Ms. Thorell and Dr. Scadden will receive (i) annual cash compensation of $40,000 for his or her service as a director and an additional cash retainer for any committees on which he or she serves and (ii) reimbursement for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Company’s board of directors and committees thereof. In addition, in accordance with the Company’s non-employee director compensation policy, each of Ms. Thorell and Dr. Scadden were granted a stock option under the Carisma Therapeutics Inc. 2014 Amended and Restated Stock Incentive Plan to purchase 38,700 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on July 1, 2024, the date of grant. The option will vest as to 2.7778% of the shares of the Company’s common stock underlying the option at the end of each successive one-month period over a three-year period following the date of grant, subject to continued service with the Company.

In connection with the elections, the Company and each of Ms. Thorell and Dr. Scadden will enter into the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Ms. Thorell and/or Dr. Scadden for certain expenses and costs relating to claims, suits or proceedings arising out of his or her service as a director of the Company. There are no arrangements or understandings between Ms. Thorell or Dr. Scadden and any other person regarding his or her election to the board of directors and neither Ms. Thorell nor Dr. Scadden has a direct or indirect material interest in any related party transaction required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARISMA THERAPEUTICS INC.

	By:	/s/ Steven Kelly
Date: July 1, 2024		Steven Kelly
President and Chief Executive Officer